THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THIS NOTE, OR THE MAKER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

CONVERTIBLE PROMISSORY NOTE

Number: [_____]	Columbia, Maryland
$xxx,xxx	November [__], 2010

FOR VALUE RECEIVED, the undersigned, New Generation Biofuels Holdings, Inc., a Florida corporation having its principal office located at 5850 Waterloo Road, Suite 140, Columbia, Maryland 21045 (“Maker” or “Company”) or its permitted assign, promises to pay to _________, (“Holder”), on May 1, 2011 (the “Maturity Date”), the lesser of (i) the principal sum of __________________ plus interest on the outstanding principal balance and (ii) the aggregate unpaid and unconverted principal amount hereunder plus interest on the outstanding principal balance.

1.
Rate of Interest.  The outstanding principal amount of this Note from the date hereof until such principal amount is paid in full or converted as provided herein, shall bear simple interest at a rate of Six Percent (6%) per annum.  Interest shall be payable on the earlier of the Maturity Date or on the date the principal amount is paid in full (including on the Conversion Date, as defined below, if applicable), or at the election of the Holder, interest on the portion of the principal amount being converted shall be paid on the applicable Conversion Date, as provided in Section 4.  Interest shall be calculated on a year of 360 days based upon the actual number of days elapsed.

2.
Method of Payment.  Principal and interest shall be paid in lawful money of the United States of America to the account of Holder at such account as Holder may from time to time designate to the Maker in writing.

3.	Prepayment.

(a)           Optional Prepayment.  The outstanding principal amount of this Note, together with any unpaid interest accrued thereon, may be prepaid in its entirety without penalty at the option of the Maker.  Company shall provide Holder with five (5) business days advance written notice of its intention to prepay the Note and Holder shall have the right to convert the Note prior to such prepayment.

(b)           Mandatory Prepayment.

(i)           Upon the occurrence of an Event of Default (as defined in Section 6), the outstanding principal of and all accrued interest on this Note shall be accelerated and shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Maker, notwithstanding anything contained herein to the contrary.

(ii)           The Holder shall, at its sole option, have the right to require the Maker to pay the outstanding principal of and all accrued interest on this Note upon the occurrence of any of the following events:  (1) Maker  closing on an agreement to effectuate any sale or other disposition of all or substantially all of its assets, in one transaction or in a series of transactions, (2) the Maker  closing on an agreement to effectuate any consolidation or merger into another entity, or (3) any sale of a majority of the outstanding equity of the Maker (or any other event that constitutes a Change of Control of the Maker (as defined below)), in one transaction or in a series of transactions other than a transaction triggering the conversion.  Immediately upon the occurrence of either of the events set forth in clauses (1) or (2) above, or immediately upon obtaining knowledge that any person has entered into an agreement to effectuate, the event set forth in clause (3) above, the Maker shall give written notice of such event to the Holder.  “Change of Control” means any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that is not currently a beneficial owner of Maker’s stock, becoming the beneficial owner, directly or indirectly, of outstanding shares of stock of Maker entitling such person or persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting of the shareholders of the Company in the election of directors (the term “beneficial owner” shall be determined in accordance with Rule 13d-3 of the Exchange Act), but excluding unexercised warrants with an exercise price in excess of the then most recent closing sale price of the Company’s Common Stock (as hereinafter defined).

4.
Conversion.  At any time prior to the Note being paid in full, at the election of the Holder, all or any portion of the outstanding principal amount due under the Note and/or accrued and unpaid interest thereon shall be converted into that number of shares of common stock of the Company (“Common Stock”) equal to the quotient resulting from the division of (i) the amount being converted (principal and interest) by (ii) $0.14 per share, as adjusted as provided herein (the “Conversion Price”).  Should the Holder so elect, any accrued but unpaid interest on the portion of the Note being converted may be paid in cash at the time of, and in lieu of, conversion of such interest into Common Stock.

(a)           Conversion shall be effected by the surrender of this Note by the Holder, marked “canceled,” at the principal corporate office of the Maker together with Holder’s written notice to the Maker stating the amount to be converted (or the entire outstanding balance, as applicable) and the name or names in which the certificate or certificates for the Common Stock (the “Conversion Stock”) are to be issued.  At the time of such conversion, the Maker shall issue and deliver to the Holder a certificate or certificates for the number of shares of Conversion Stock to which the Holder is entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Maker receives the cancelled Note and the Holder’s conversion notice (the “Conversion Date”), and the persons entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock as of such date.  No further interest shall accrue after the Conversion Date.  No fractional shares shall be issued upon conversion of this Note and the number of shares of Conversion Stock to be issued shall be rounded down to the nearest whole share.  If less than the entire outstanding balance is converted, the Company shall issue a new Note for the remaining balance outstanding following conversion.

(b)           This Note is one of an authorized issue of the Maker’s Convertible Promissory Notes, due May 1, 2011 (herein collectively called the “Notes”) issued in varying denominations, numbered consecutively and limited to the maximum aggregate principal amount of Three Hundred and Seventy Five Dollars ($375,000). All rights and priorities of the registered owner of this Note and the indebtedness evidenced hereby shall rank pari passu in all respects with the rights and priorities accorded the registered owners of the Notes and the indebtedness evidenced thereby.

(c)           The Company shall not effect the conversion of this Note, and the Holder shall not have the right to conversion this Note, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Note beneficially owned by such Person and its affiliates and (B) conversion or conversion of the unconverted or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or Notes) subject to a limitation on conversion or conversion analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of this Note, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (“SEC”), as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, where such request indicates that it is being made pursuant to this Note, the Company shall within two business days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or conversion of securities of the Company by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

(d)           All shares of Conversion Stock issuable upon the conversion of this Note in accordance with the terms hereof will not be registered with the SEC and will not be transferable or resalable by any subscribers except as permitted pursuant to registration or exemption under the Securities Act.  Rule 144 provides that all non-affiliates who have held restricted securities of an SEC reporting company for at least six months and have not had an affiliate relationship with the issuer during the preceding three months may sell their securities without restriction or limitation, other than that the issuer must be in compliance with the rule’s current public information requirements during the six months following satisfaction of the six-month holding period requirement.  It also provides that all non-affiliates who have held restricted shares of an SEC reporting company for more than one year, may freely sell the securities without regard to any Rule 144 conditions.  The Company will undertake all reasonable efforts to comply with Rule 144’s current information requirement, including compliance with the filing and reporting requirements of section 13 or 15(d) of the Exchange Act.

(e)           The Company shall pay all expenses payable in connection with the preparation, issue and delivery of stock certificates under this section; provided, however, that the Holder shall be responsible for all transfer taxes resulting from the fact that any certificate issued in respect of Conversion Stock is not in the name of the Holder.

(f)            All shares of Conversion Stock issuable upon the conversion of this Note in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Holder or restrictions upon transfer under federal or state securities laws.

(g)           If, at any time prior to the repayment in full of this Note, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, or combination, the Conversion Price shall be adjusted to a new amount equal to the product of (A) the Conversion Price in effect on such record date, and (B) the quotient obtained by dividing (x) the number of shares of Conversion Stock into which this Note would be exercisable on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of shares of Conversion Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if this Note had been converted immediately prior to such record date.

(h)           The Conversion Price shall automatically be adjusted such that, in the event that the Company issues additional shares of Common Stock at a purchase price less than the current Conversion Price (the “New Price”) prior to a Conversion Date, then in each such event the Conversion Price shall be reduced, for no additional consideration, to equal the New Price.

(i)           In case of any reclassification, reorganization or change of the outstanding Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock of the Company) at any time prior to the repayment in full of this Note, then, as a condition of such reclassification, reorganization, change, consolidation or merger, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right prior to the repayment in full of this Note to convert amounts outstanding under this Note into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of shares of Conversion Stock of the Company which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation or merger, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including provisions for the adjustment of the Conversion Price and of the number of shares purchasable upon conversion of this Note) shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter deliverable upon conversion hereof.

(j)           Nothing contained herein shall be construed to confer upon the holder of this Note, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Note shall have been converted and the certificates representing the Conversion Stock shall have been issued, as provided herein.

(k)           The Company will not at any time, except upon dissolution, liquidation or winding up, close its stock books so as to result in preventing or delaying the conversion of any Note.

(l)           The Holder, by accepting this Note, covenants and agrees that, at the time of conversion hereof, and at the time of any proposed transfer of Conversion Stock acquired upon conversion hereof, unless a current registration statement under the Securities Act shall be in effect with respect to the Conversion Stock to be issued upon conversion of this Note, such Holder will deliver to the Company a written statement that the securities acquired by the Holder upon conversion hereof are for the account of the Holder or are being held by the Holder as trustee, investment manager, investment advisor or as any other fiduciary for the account of the beneficial owner or owners for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof). The Holder agrees that certificates representing Conversion Stock may bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE.

5.	Piggyback Registration.

(a)           Notice.  If, at any time, the Company proposes to file a registration statement under the Securities Act, other than a registration relating solely to employee benefit plans or Rule 145 transactions, with respect to an offering for its own account or for the account of others of any class of securities of the Company (a “Registration Statement”), then each such time, the Company shall give written notice of such intention to file a Registration Statement (a “Piggyback Notice”) to each Holder at least fifteen (15) days before the anticipated filing date.  The Piggyback Notice shall describe the intended method of distribution and offer each Holder the opportunity to register pursuant to such Registration Statement such Conversion Stock as the Holder may request in writing to the Company within five (5) days after the date the Holder first received the Piggyback Notice (a “Piggyback Registration”). The Holders shall have unlimited Piggyback Registration rights subject ratably to potential underwriter’s limitations set forth below in Section 5(b).  The Company shall take all necessary steps, subject to the provisions of Section 5(b), to include in the Registration Statement all Conversion Stock which the Company has been so requested to register by the Holders.  The Company shall be entitled to withdraw a Registration Statement prior to its becoming effective.

(b)           Underwritten Registrations.  In a registration pursuant to this Section 5 involving an underwritten offering, whether or not for sale for the account of the Company, any request pursuant to this Section 5 may require that all Conversion Stock be included in such offering on identical terms and conditions.  If the offering is a public offering of the Company’s securities, and if the managing underwriter with respect to such an offering advises the Company in writing that the inclusion of all the Conversion Stock which the Holders have requested to be included in the Registration Statement would materially jeopardize the success of the offering, then the Company shall be required to include in the underwriting only that number of shares which the underwriter advises the Company in writing may be sold without materially jeopardizing the offering.  In the event that the number of Conversion Stock included in such Piggyback Registration is limited as described above, then Conversion Stock shall be included based on the following priority: (i) first, all securities to be registered for the Company’s account, and Conversion Stock of Holders who have requested their Conversion Stock to be so included, on a pro rata basis based on the total number of Conversion Stock held by the Company and such Holders and (ii) second, securities for the account of persons other than the Company or the Holders of Conversion Stock (having the contractual right to require registration of such securities), on a pro rata basis based on the total number of securities with such contractual rights to require registration.  In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by the Holders without the consent of the Holders holding not less than a majority of the Conversion Stock proposed to be sold in the offering.  Any Holders disapproving of the terms of any such underwriting may elect to withdraw from it by written notice to the Company and the underwriter.

6.
Standstill.  Until the earlier of, the conversion of the note or December 15th the Company shall not, without the consent of the Holder, enter into any agreement to amend any outstanding security such that such security, or any securities issuable upon exercise or conversion therefrom, shall be free from restrictions on transfer pursuant to Rule 144 or pursuant to an effective registration statement.

7.
Issuance of Further Shares.  The Company covenants that other than (i) the shares of common stock issued and outstanding as of the date hereof; (ii) the registration on Form S-8 (the “Claiborne S-8”) of the shares of common stock issued to the Company’s former Chief Executive Officer and President, Cary J. Claiborne (“Claiborne”) pursuant to a Settlement Agreement; and (iii) shares to be issued pursuant to a registration statement of Form S-3 field with the Securities and Exchange Commission (the “SEC”) on February 11, 2010 (the “S-3”), upon declaration of effectiveness of the S-3 by the SEC; the Company will not issue any additional registered shares of common stock or any other shares of common stock of the Company that are not restricted (as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended) before December 15, 2010.  For purposes of clarity, as of the date of this Amendment, the Claiborne Form S-8 has not been filed with the SEC.

8.	Events of Default. An “Event of Default” shall occur if:

(a)           The Maker shall default in the payment of the principal of or interest payable on this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise and such default shall continue un-remedied for ten (10) business days;

(b)           The Maker shall fail, in any material respect, to observe or perform any covenant or agreement contained in this Note and such failure shall continue for ten (10) business days after the Maker receives notice of such failure;

(c)           Any material representation, warranty, certification or statement made by or on behalf of the Maker in this Note or the Purchase Agreement or in any certificate, writing or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made, taking into consideration any applicable cure period thereunder;

(d)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Maker or of a substantial part of Maker’s respective property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (any such law, a “Bankruptcy Law”), (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Maker, or (C) the winding up or liquidation of the Maker, and such proceeding or petition shall continue un-dismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered;

(e)           the Maker shall (A) voluntarily commence any proceeding or file any petition seeking relief under a Bankruptcy Law, (B) consent to the institution of or the entry of an order for relief against it, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition thereof, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Maker, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing; or

(f)           any material provisions of this Note or the Purchase Agreement shall become void or unenforceable or the Maker shall so assert in writing.

9.
Suits for Enforcement.  Upon the occurrence of any one or more Events of Default, the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right it may have as a holder of this Note.

10.
Legal Holiday.  If any payment pursuant to this Note shall be due on a Saturday, a Sunday or a day which is a legal holiday in Baltimore, Maryland, such payment shall be made without default on the next succeeding day which is a business day, but any interest-bearing portions of the payment shall continue to accrue interest until payment during the extension.

11.
No Waiver.  The rights and remedies of Holder hereunder shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same or any other right or remedy.

12.
Use of Proceeds.  Maker hereby declares, represents, and warrants that the indebtedness evidenced hereby is made for the purpose of acquiring or carrying on a business, professional, or commercial activity.

13.
Assignment; Successors and Assigns.  Except with the prior written consent of Maker in its sole and absolute discretion, this Note may be not be assigned by Holder to any person or entity; provided, however, that nothing herein shall limit the transferability of Common Stock received upon conversion of all or any part of this Note.  This Note shall inure to the benefit of and be enforceable by Holder and Holder’s successors and permitted assigns, and shall be binding and enforceable against Maker and Maker’s successors and assigns.

14.
Governing Law; Amendments.  This Note shall be governed by and construed under and in accordance with the laws of the State of Delawre.   This Note may be amended, supplemented or modified only by written instruction duly executed by or on behalf of the Holders of 65% of the total Outstanding Balances under the Notes.

15.
Accredited Investor Status.  Holder hereby represents that Holder (as appropriate) is an “accredited investor” as such term is defined in Rule 501 under the Act, and understands that the Maker is relying on such representations in issuing this Note pursuant to an exemption from registration under the Act.

16.
Venue.  Maker irrevocably consents to the non-exclusive jurisdiction of the federal and state courts located in the State of New York.  Maker agrees that venue shall be proper in any federal court located in the State of New York selected by Holder and waives any right to object to the maintenance of a suit in any of the state or federal courts located in the State of New York on the basis of improper venue or of inconvenience of forum.

17.
Waiver of Jury Trial.  Maker (by execution of this Note) and Holder (by acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against Maker or Holder, or any successor or assign of Maker or Holder, on or with respect to this Note, or which in any way relates, directly or indirectly, to the obligations of Maker to Holder under this Note, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury.  MAKER AND HOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.  Maker and Holder acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that Holder would not enter into the transaction contemplated hereby with Maker if this provision were not part of their agreement.

18.
Counterparts.  This Note may be executed in two counterparts, both of which together constitute one instrument.  This Note may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Note, or have caused this Note to be duly executed on their behalf, as of the day and year first hereinabove set forth.

MAKER:

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

HOLDER:

By:
Name:
Title:

Address: